Exhibit 4.5

Great-West Life & Annuity Insurance Company

A Stock Company

CERTIFICATE ENDORSEMENT

THIS ENDORSEMENT IS ISSUED BY GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY AS PART OF THE GROUP FIXED DEFERRED ANNUITY CERTIFICATE (THE “CERTIFICATE”) TO WHICH IT IS ATTACHED. EXCEPT AS EXPRESSLY AMENDED BY THIS ENDORSEMENT, THE TERMS AND CONDITIONS OF THE CERTIFICATE SHALL REMAIN IN FULL FORCE AND EFFECT. IF THERE IS ANY CONFLICT BETWEEN THIS ENDORSEMENT AND THE CERTIFICATE, THE TERMS OF THIS ENDORSEMENT WILL PREVAIL.

SECTION 10: Group Contract Termination

If the Group Contractholder Terminates the Contract

If the Group Contractholder terminates the Group Contract, such termination will not adversely affect the Certificate Owner’s rights under the Group Contract, except that additional Certificate Contributions may not be invested in the Covered Fund(s) other than reinvested dividends and capital gains.

Signed for Great-West Life & Annuity Insurance Company on the issuance of the Certificate.

[ ]	[ ]
[Richard Schultz],	[Mitchell T.G. Graye],
[Secretary]	[President and Chief Executive Officer]